Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated January 22, 2014 relating to the financial statements and financial highlights, which appears in the November 30, 2013 Annual Report to the Shareholders of Sentinel Multi-Asset Income Fund (formally Sentinel Conservative Strategies Fund) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “To Get More Information”, “Fund Services Arrangements” and “General Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 26, 2014